AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GLASSESOFF INC.

Pursuant to Sections 78.380, 78.385 and 78.390 of the Nevada Revised Statutes (the “NRS”), the undersigned officer of GlassesOff Inc., a Nevada corporation formerly known as Autovative Products, Inc. (the “Corporation”), hereby certifies, for the purpose of filing these Amended and Restated Articles of Incorporation (these “Articles”) with the Secretary of State of the State of Nevada, that:

1.         The name of the Corporation is GlassesOff Inc.

2.         These Articles were adopted and approved on July 22, 2013 by the written consent of the holders of an aggregate of 7,080,555 shares of the Corporation’s common stock, par value $0.001 per share, comprising approximately 82.27% of the issued and outstanding shares of common stock.

3.         The Corporation’s Articles of Incorporation are hereby amended and restated in their entirety as follows:

Article I
NAME AND ADDRESS

The name of this Corporation is GlassesOff Inc. (the “Corporation”). The address of the Corporation’s principal office in the State of Nevada and the name of the Corporation’s registered agent located at such address is Smart Office LLC, 3481 E. Sunset TD, #100, Las Vegas, NV 89120.

Article II
PURPOSE; EXISTENCE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the NRS. The Corporation shall have a perpetual existence.

Article III
CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is Two Hundred Twenty Million (220,000,000) shares, comprising (i) Two Hundred Million (200,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Preferred Stock may be designated and issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the designation and issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to designate and issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the designation and issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the NRS. Without limiting the generality of the foregoing, except as otherwise provided herein or as otherwise required by applicable law, the resolutions providing for the designation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by the NRS. Except as otherwise provided herein or as otherwise required by applicable law, no vote of the holders of Preferred Stock or Common Stock shall be required for the designation and issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of these Articles of Incorporation.

Article IV

BOARD OF DIRECTORS

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws. Each of the Corporation’s directors shall serve until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or death.

Article V

INDEMNIFICATION

The Corporation shall indemnify each of its officers and directors and each of its former officers and directors to the fullest extent not prohibited by law in existence now or hereafter.

Article VI

EXCULPATION

Except as otherwise provided in NRS Sections 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (a) such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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Article VII

BYLAWS

The Corporation’s Bylaws may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board of Directors then in office or by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed these Articles on July 30, 2013.

GLASSESOFF INC.

By:	/s/ Nimrod Madar
Name: Nimrod Madar
Title: President, Chief Executive Officer and
Secretary

Signature Page to Amended and Restated Articles of Incorporation

of

GlassesOff Inc., a Nevada Corporation